EXHIBIT 99.1

          Monterey Gourmet Foods Accelerates Purchase of CIBO Naturals


SALINAS, CA - January 12, 2006 -- Monterey Gourmet Foods (NASDAQ: PSTA) today announced the acceleration of its purchase of the remaining 15.5% ownership interest in CIBO Natural Foods. Monterey Gourmet Foods acquired 80% of CIBO Naturals in January, 2004 and an additional 4.5% in May, 2004. The final phase of the acquisition was completed January 12, 2006 and was a non-cash transaction. As consideration for the remaining interest, Monterey Gourmet Foods issued 300,000 unregistered shares of its common stock to the previous owner, Suekat LLC. The current market value of the shares as of the date of issuance was approximately $1,200,000.

Jim Williams, Chief Executive Officer of Monterey Gourmet Foods, said, "The original terms of our acquisition of CIBO Naturals called for us to purchase the remaining interest in CIBO, on a negotiated earn-out basis, by the first quarter of 2007. Our agreement with Suekat to accelerate the process is tied to several key factors: CIBO has far exceeded our expected results since its acquisition - providing a significant contribution to our 2005 revenues and demonstrating the viability of channeling acquired product lines into our existing national distribution network; furthering our interest in maximizing the utilization of CIBO's manufacturing capabilities; and fulfilling our desire to incorporate the strong management talent of the CIBO team into a broader role within Monterey Gourmet Foods."

Mr. Williams continued: "Eric Eddings, general manager of our "all natural" and organic product lines, and his team are to be commended for the work they have done which allows this transaction to occur. Eric will continue to run our natural foods division which includes CIBO Naturals and Emerald Valley Organics. Eric and his team will continue to be located in Seattle, Washington."

About Monterey Gourmet Foods

Founded in 1989, Monterey Gourmet Foods now produces more than 100 fresh gourmet food products for the premium food consumer that are distributed in more than 9,700 retail and club stores throughout the United States, selected regions of Canada, the Caribbean, Latin America and Asia Pacific. Monterey Gourmet Foods' USDA-inspected fresh refrigerated gourmet food products are produced at facilities in Salinas, (Monterey County) California; Eugene, Oregon; and Seattle, Washington. Monterey Gourmet Foods continues to introduce new product lines such as refrigerated entrees, grilled wraps and whole wheat pastas that are focused outside of its traditionally strong base of pasta and sauces. Recent acquisitions of Casual Gourmet Foods and Sonoma Cheese Company have allowed the Company to expand into the areas of award-winning sausages, premium refrigerated soups and gourmet cheeses with the effect of building a diversified and stable platform for growth that minimizes any dependence on one product category or distribution channel. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.